EXHIBIT 10.4

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

     AGREEMENT by and between Brooks Fiber Properties, Inc., a Delaware corporation (the "Company"), and John C. Shapleigh (the "Executive"), effective as of the 8th day of April, 1997.

     The Company wishes to assure that it will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board of Directors of the Company (the "Board") believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive's full attention and dedication to the Company upon a Change of Control, and to provide the Executive with compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. CERTAIN DEFINITIONS.

     (a) "Accrued Obligations" shall have the meaning set forth in Section 5 hereof.

     (b) "Annual Bonus Target" shall be the specific amount determined at the beginning of the year under the Company's bonus program by the Compensation Committee or other authorized person as the amount of bonus Executive would receive for the year in which a Date of Termination occurs assuming 100% achievement of agreed-upon performance targets.

     (c) The "Change of Control Date" shall be the first date during the "Agreement Period" (as defined in Section1(c)) in which a Change of Control occurs. Provided, however, that if the Executive's employment is terminated by the Company prior to the date on which a Change of Control occurs, and the Executive can reasonably demonstrate that such termination by the Company was in contemplation of a Change of Control, then for all purposes of this Agreement the "Change of Control Date" shall mean the date immediately prior to the date of such termination.

     (d) The "Agreement Period" is the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of such date or
(ii) the day of the Executive's retirement after attaining age 65
("Retirement").

     (e) "Change of Control" shall mean:

          (i) The acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange

Act"), other than the Company or any of its wholly-owned subsidiaries, or any employee benefit plan of the Company and/or any of its wholly-owned subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities in a single transaction or series of related transactions; or

          (ii) Individuals who, as the date hereof, constitute the Board (as of the date hereof the "Continuing Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved in advance by a vote of at least two-thirds of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a Continuing Director; or

          (iii) Approval by the stockholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (excluding a transaction in which the stockholders of the Company immediately prior to such transaction retain beneficial ownership, directly or indirectly, of 60% or more of the outstanding equity of the resulting or successor entity from such transaction); or

          (iv) Any other event that two-thirds of the Continuing Directors in its sole discretion shall determine constitutes a Change of Control.

     (f) "Cause" for termination of Executive's employment shall be deemed to exist if the Board of Directors of the Company should determine that Executive has committed of any of the following: (i) fraud; (ii) misappropriation of corporate property or funds; (iii) embezzlement; (iv) malfeasance in office; (v) misfeasance in office which is willful or grossly negligent; or (vi) nonfeasance in office which is willful or grossly negligent.

     (g) "Company" as used herein includes Brooks Fiber Properties, Inc. and any of its subsidiaries and divisions and, subject to Section 13(b) hereof, any successor.

     (h) "Good Reason" means (i) any purported termination by the Company of Executive's employment for Cause which is finally determined by arbitration under Section 14(h) of this Agreement not to be for Cause or (ii) continued breach by the Company, after written notice and the inability to cure such breach within thirty (30) days following receipt of such notice, of the provisions of Section 3 or Section 13(b) of this Agreement.

     (i) "Termination Multiplier" shall be two if the Date of Termination is within the first one year following a Change of Control, and if thereafter it shall be a fraction the numerator of which shall be the number of days remaining in the Protection Period after the Date of Termination and the denominator of which shall be 365.

     2. PROTECTION PERIOD. The Company hereby agrees to provide to Executive the benefits and protections described herein, in consideration of the services provided to the Company by Executive after the date of this Agreement and of the agreements of Executive herein, for the period commencing on the Change of Control Date and ending on the earlier to occur of (a) the second anniversary of the Change of Control Date or (b) the day of the Executive's Retirement.

     3. TERMS OF EMPLOYMENT.

     (a) Position and Duties. (i) During the Protection Period, (A) Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change of Control Date and (B) except when traveling in the normal course of business, Executive's services shall be performed at the location where Executive was employed immediately preceding the Change of Control Date or any office or location less than twenty-five (25) miles from such location; provided, however, that Executive shall be deemed conclusively to have agreed to the terms of any alternative job assignment unless, within thirty (30) days after being informed by the Company of such alternative job assignment, Executive informs the Company in writing that Executive deems such alternative job assignment to be inconsistent with the requirements of the clause above and the reasons therefor and the Company fails to rectify any such inconsistencies within thirty (30) days of receiving such Notice. No change in status, office, title or reporting requirements shall be deemed to have occurred by reason of a change in the personnel holding any position in the Company or by reason of a change which is inherent in the occurrence of the transaction constituting a Change of Control.

          (ii) During the Protection Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his full time and attention spent on business matters to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Protection Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees,
(B) deliver lectures, fulfill speaking engagements or teach at educational institutions, (C) manage personal investments and (D) perform such other activities as the Board of Directors may approve, so long as such activities do not interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Change of Control Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change of Control Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company.

     (b) Compensation.

          (i) Base Salary. During the Protection Period, Executive shall receive a base salary ("Base Salary") at a monthly rate at least equal to the highest monthly base salary paid to Executive by the Company during the 90-day period immediately preceding the Change of Control Date. During the Protection Period, Executive's Base Salary shall be reviewed at least annually and may be increased at any time and from time to time as the Company shall deem to be consistent with increases in base salary awarded in the ordinary course of business to other key executives of the Company. During the Protection Period, Executive's Base Salary shall not be reduced after any such increase, except as part of, and in an amount not greater proportionately than, any across-the-board cut in the pay of other key executives of the Company.

          (ii) Annual Bonus and Incentive Plans and Programs. In addition to Base Salary, during the Protection Period, Executive shall be entitled to receive an annual cash bonus and to participate in other incentive plans and programs, which bonus and other incentive plans and programs shall, in the aggregate, provide Executive with benefits and reward opportunities at least as favorable as the benefits and reward opportunities provided by the Company for Executive under such bonus and other incentive plans and programs in effect at any time during the 90-day period immediately preceding the Change of Control Date.

          (iii) Savings, Retirement and Welfare Plans and Programs; Expenses and Fringe Benefits. During the Protection Period, Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under savings, retirement, welfare benefit (including without limitation, medical, prescription, dental, disability, salary continuance, executive life, group life, accidental death and travel accident insurance) expense reimbursement and fringe benefit plans, programs and policies which, in the aggregate, provide to Executive and/or Executive's family, as the case may be, at least as much benefit as such plans, programs and policies provided to Executive and/or Executive's family at any time during the 90-day period immediately preceding the Change of Control Date.

          (iv) Office and Support Staff. During the Protection Period, Executive shall be entitled to an office and to secretarial and other assistance at least comparable to those provided to Executive at any time during the 90-day period immediately preceding the Change of Control Date.

          (v) Vacation. During the Protection Period, Executive shall be entitled to paid vacation in accordance with the policies which are at least comparable to those applicable to Executive at any time during the 90-day period immediately preceding the Change of Control Date.

          (vi) Relocation. If Executive agrees to be based more than twenty-five
(25) miles from Executive's current location, Executive shall be entitled to relocation benefits which are at least comparable to those enjoyed by Executive at any time during the 90-day period immediately preceding the Change of Control Date.

     4. TERMINATION.

     (a) Termination. Executive's employment may be terminated at any time during the Protection Period for any of the following reasons:

          (i) Death. This Agreement shall terminate automatically upon Executive's death.

          (ii) Disability. The Company may terminate this Agreement, after having established Executive's Disability (pursuant to the definition of "Disability" set forth below), by giving to Executive written notice of its intention to terminate Executive's employment. In such a case, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice (the "Disability Change of Control Date"), if, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" means a condition which has lasted for at least 90 consecutive days in any 365 day period and is determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably) to prevent Executive from discharging his responsibilities as an employee of the Company in accordance with this Agreement.

          (iii) Cause. The Company may terminate Executive's employment for
Cause.

          (iv) Good Reason. Executive's employment may be terminated by Executive for Good Reason.

     (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date.

     (c) Date of Termination. If the Executive's employment is terminated by the Company other than for Cause, Death or Disability or by Executive for Good Reason, the Date of Termination shall be two (2) weeks after delivery of the Notice of Termination. If Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be Executive's date of death or Disability Change of Control Date, as the case may be. If Executive's employment is terminated by the Company for Cause or by Executive for other than Good Reason, the Date of Termination means the date of receipt of the Notice of Termination or any later date that may be specified therein.

     5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

     (a) Death. If, during the Protection Period, Executive's employment is terminated by reason of Executive's death, this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement, other than those obligations accrued or earned by Executive hereunder as of the Date of Termination, including, for this purpose (i) Executive's full Base Salary, plus a proportionate part of Executive's Annual Bonus target, through the Date of Termination as in effect on the Date of Termination, (ii) any accrued vacation pay not yet paid by the Company and (iii) any other amounts or benefits owing to Executive under the then applicable benefit plans or policies of the Company (such amounts and benefits specified in clauses (i), (ii) and (iii) are hereinafter referred to as "Accrued Obligations"). The Company shall pay the amounts specified in clauses (i) and (ii) promptly after the Date of Termination (and in no case later than 30 days after the Date of Termination) and shall pay the amounts and benefits in clause (iii) promptly when due.

     (b) Disability. If, during the Protection Period, Executive's employment is terminated by reason of Executive's Disability, this Agreement shall terminate without further obligations to Executive, other than the Accrued Obligations, on Executive's Disability Change of Control Date. Anything in this Agreement to the contrary notwithstanding, Executive shall be entitled after the Disability Change of Control Date to receive disability and other benefits at least equal to those provided by the Company to disabled Executives and/or their families in accordance with such plans, programs and policies relating to Disability, if any, applicable to Executive at any time during the 90-day period immediately preceding the Change of Control Date.

     (c) Termination by the Company for Cause; Termination by Executive for other than Good Reason. If, during the Protection Period, Executive's employment shall be terminated by the Company for Cause or by Executive other than for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for the payment of Base Salary through the Date of Termination.

     (d) Termination by Executive for Good Reason; Termination by the Company for Other Than for Cause, Death or Disability. If, during the Protection Period, the Company shall terminate Executive's employment other than for Cause, death or Disability, or the employment of Executive shall be terminated by Executive for Good Reason, Executive shall be entitled to the following payments and benefits determined in full compliance with the obligations of the Company pursuant to this Agreement; provided that in the case of the payments and benefits specified in subparagraphs (i)B, (i)C, (ii) and (iii) Executive shall have executed and delivered to the Company an effective release of claims in the form attached hereto as Exhibit A with such changes thereto which, in the opinion of counsel for the Company, are required to provide the Company with protection from any future claims by Executive arising out of his employment or the cessation thereof:

          (i) the Company shall pay to Executive the amounts payable pursuant to subparagraphs A and D on the first normal salary payment date occurring after the Date of

Termination and shall pay to Executive the amounts payable pursuant to subparagraphs B and C on the fifth day following the expiration of any revocation period (without revocation occurring) of the release referred to above:

               A. to the extent not theretofore paid, Executive's full Base Salary, plus a proportionate part of Executive's Annual Bonus Target, through the Date of Termination, as in effect on the Date of Termination; and

               B. the Annual Bonus Target applicable to Executive immediately preceding the Date of Termination multiplied by the Termination Multiplier; and

               C. Executive's annual Base Salary, as in effect on the Date of Termination multiplied by the Termination Multiplier; and

               D. all other amounts accrued or earned by Executive through the Date of Termination and amounts otherwise owing under the then existing plans and policies at the Company, including all amounts of previously deferred compensation; and

          (ii) all of Executive's stock options and other stock awards will be fully vested.

          (iii) for the period from the Date of Termination through the second anniversary of the Date of Termination if such occurred within the first year following the Change of Control or, if the Date of Termination is thereafter, through the end of the Protection Period, the Company shall continue group health benefits as to which Executive or Executive's qualified beneficiaries would be entitled to continuation coverage under the provisions of COBRA to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the health and dental plans, programs and policies provided by the Company to employees and/or their families if Executive's employment had not been terminated, including health insurance and dental insurance, if and as in effect at any time during the 90-day period immediately preceding the Change of Control Date or, if more favorable to Executive, as in effect at any time thereafter with respect to other key executives and their families, or after the Company may no longer cover Executive and/or Executive's family under its group health plan, through a comparable health plan generally available to individual subscribers; provided, however, that such benefit continuation shall cease when and to the extent Executive becomes eligible for coverage through a new employer.

          6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall guarantee, entitle, prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights that Executive may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     7. COOPERATION. Notwithstanding anything to the contrary contained herein, payment of salary continuation and other severance benefits pursuant to Section 5 hereof is conditional upon Executive cooperating fully with the Company in connection with any Change of Control or proposed Change of Control and all matters relating to Executive's employment with the Company and assisting the Company as requested in transitioning Executive's responsibilities to Executive's replacement as well as upon Executive refraining from doing or saying anything derogatory about the Company or its businesses or personnel.

     8. CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by Executive during Executive's employment by the Company and which shall not be public knowledge (other than by acts by Executive in violation of this Agreement). Whether before or after termination of the Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such secret or confidential information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

     9. COVENANT NOT TO COMPETE.

     (a) Non-Competition. Executive agrees that, from the date hereof to the sooner to occur of (i) the first anniversary of the Date of Termination or (ii) the end of the Protection Period (including any portion thereof remaining after termination of Executive's employment or this Agreement), Executive will not directly or indirectly be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or act as a consultant to, engage in, or be connected in any manner with, any firm which is or may reasonably be found to be in competition with the competitive access business of the Company and its subsidiaries as such business may exist at any time from the date of this Agreement through the Date of Termination, except that Executive may own not more than five percent (5%) of any class of publicly traded securities of a competitor.

     (b) Non-Solicitation. Executive agrees that, during the Agreement Period and the Protection Period (including any portion thereof remaining after termination of Executive's employment or this Agreement), Executive will not:

          (i) Solicit, raid, entice or induce any present or prospective employee of the Company to be employed by any competitor of the Company;

          (ii) Solicit business for any competitor from, or transact business for any competitor with, any person, firm or corporation which was, at any time during Executive's employment hereunder, a customer of the Company; or

          (iii) Assist a competitor in taking such action.

     (c) Remedies. Executive agrees that any breach or threatened breach or alleged breach or alleged threatened breach by Executive of any provision of this Section 9 will entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach or alleged breach or alleged threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to the Company and that any damages will not provide adequate remedies to the Company. The parties understand and intend that each restriction agreed to by Executive will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant and each restriction may be construed or altered by a judicial authority in order to make such restriction enforceable. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any future breach. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

     (d) If Executive's employment is terminated in accordance with paragraph 5(c), Executive shall have no obligation under paragraphs 9(a) and 9(b).

     10. EXCLUSIVE REMEDY. Executive's rights to salary continuation and other severance benefits pursuant to Section 5 hereof shall be Executive's sole and exclusive remedy for any termination of Executive's employment by the Company other than for Death, Disability or Cause or by Executive for Good Reason. The payments, severance benefits and severance protections provided to Executive pursuant to this Agreement are provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company, except as may be expressly provided in writing under the terms of any plan or policy of the Company, or in a written agreement between the Company and Executive entered into after the date of this Agreement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement which is ultimately decided in favor of Executive.

     11. CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

     (a) For purposes of this Section 11,

          (i) A "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise;

          (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 11);

          (iii) "Net After Tax Receipt" shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the immediately preceding taxable year;

          (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

          (v) "Reduced Amount" shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

     (b) Anything in this Agreement to the contrary notwithstanding, in the event the Company's independent auditors (the "Accounting Firm") shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a Reduced Amount. If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

     (c) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in Executive's sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of Executive's election within ten days of Executive's receipt of notice. If no such election is made by Executive within such ten-day period, the Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount), and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of Executive such Payments as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such Payments as become due to Executive under this Agreement.

     (d) While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After Tax

Receipts to Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan ab initio to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     12. STATEMENT OF INTENTION. It is the intention of the parties hereto that, prior to the Change of Control Date, this Agreement shall not create any rights or obligations in Executive or the Company, or require any payments by the Company to Executive, except as expressly provided herein.

     13. SUCCESSORS.

     (a) Executive. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall include any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     14. MISCELLANEOUS.

     (a) Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

     (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to Executive at Executive's address on the payroll records of the Company and to the Company as follows:

                              Brooks Fiber Properties, Inc.
                              425 Woods Mill Road South
                              Suite 300
                              Town & Country, Missouri 63017
                              Attention:  Chairman

                              with a copy to:

                              Chairman of the Compensation Committee
                              Brooks Fiber Properties, Inc.
                              425 Woods Mill Road South
                              Suite 300
                              Town & Country, Missouri 63017

Any party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth. Notice and communications shall be effective when actually received by the addressee.

     (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) No Waiver. The failure of Executive or the Company to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

     (f) Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supercedes all prior and contemporaneous agreements and understandings relative to such subject matter. This Agreement may be amended or superceded only by a written instrument executed by both Executive and the Company. Any such written instrument must be approved by either the Company's Board of Directors (the "Board") or the Compensation Committee of the Board (or in the event of a Change of Control, such instrument may also be approved by the Board of Directors or Compensation Committee of either (i) any successor to the Company or (ii) any parent of the Company or its successor) prior to the time that it is executed by the Company.

     (g) At Will Employment. Executive and the Company acknowledge that the employment of Executive by the Company is "at will" and may be terminated by either Executive or the Company at any time.

     (h) Dispute Resolution Procedures. If any question shall arise in regard to the interpretation of any provision of this Agreement or as to the rights and obligations of either of the parties hereunder, Executive and a designated representative of the Company shall meet with each other to negotiate and attempt to resolve such question in good faith. Executive and such representative may, if they so desire, consult outside experts for assistance in arriving at a resolution. In the event that a resolution is not achieved within fifteen (15) days after their first meeting, then either party may submit the question for final resolution by binding arbitration in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions, and judgment upon any award thereon may be entered in any court having jurisdiction thereof. The arbitration shall be held in St. Louis, Missouri. In the event of any arbitration, Executive shall select one arbitrator, the Company shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator, any two of which arbitrators together shall make the necessary determinations. All out-of-pocket costs and expenses of the parties in connection with such arbitration, including, without limitation, the fees of the arbitrators and any administration fees and reasonable attorney's fees and expenses, shall be borne by the parties in such proportions as the arbitrators shall decide that such expenses should, in equity, be apportioned. This Section 14(h) shall not be applicable to matters arising out of Executive's obligations pursuant to Section 9 hereof.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the day and year first above written.

                                     Executive:

                                     John C. Shapleigh
                                     -------------------------------------------
                                     John C. Shapleigh


                                     Company:

                                     Brooks Fiber Properties, Inc.

                                     By:  G. Jackson Tankersley, Jr.
                                          --------------------------------------
                                          G. Jackson Tankersley, Jr.
                                          Chairman of the Compensation Committee